SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT under THE SECURITIES ACT OF 1933

EcoBlu Products, Inc.

(Exact name of registrant as specified in charter)

Colorado	20-8677788

(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

909 West Vista Way

Vista, CA 92083 (Address of principal executive offices and Zip Code)

EcoBlu Products, Inc. 2010 Employee and Consultant Stock Plan (Full title of the plan)

James H. Watson Jr.
1869 W. Littleton Blvd.
Littleton, CO 80120	(909) 519-5470

(Name and address of agent for service)	(Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the Definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

[ ] Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [X] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered	offering price per share	aggregate offering price	registration fee
Common Shares	3,000,000	$ 0.77	$ 2,310,000	$ 164.70

Note: Pursuant to Rule 457 (c) and (h) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as reported on the Over-The-Counter Bulletin Board at the close of trading on January 6, 2010 of $0.77.

I

EcoBlu Products, Inc. - Form S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

EXPLANATORY NOTE

This Registration Statement is being filed in accordance with the requirements of Form S-8 in order to register 3,000,000 shares of the Company’s Common Stock issuable under the EcoBlu Products, Inc. 2010 Employee and Consultant Stock Plan (“Plan”).

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified under Rule 428(b) (1) of the Securities Act of 1933, as amended (“Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

We will provide to each recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to rule 428(b) under the Securities Act without charge and upon written notice by contacting:

EcoBlu Products, Inc. 909 West Vista Way Vista, CA 92083

EcoBlu Products, Inc. - Form S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference:

The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009; filed with the Commission on October 13, 2009

The Company’s Current Report on Form 8-K filed with the Commission on October 22, 2009.

The Company's Quarterly Report on Form 10-Q for the period ended September 30, 2009; filed with the Commission on November 23, 2009

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EcoBlu Products, Inc. - Form S-8

Item 4. Description of Securities.

The authorized capital stock of the Company consists of 100,000,000 shares of common stock.

Common Stock

Holders of common stock are entitled to one vote for each share held on matters submitted to a vote of shareholders. Under provisions of Colorado law, cumulative voting of shares is allowed in the election of directors. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors of the Company out of legally available funds. Upon the liquidation, dissolution or winding up of the company, the holders of common stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. We are not authorized to issue any preferred stock.

Item 5. Interests of Named Experts and Counsel.

Randall J. Lanham, Lanham & Associates, has given an opinion on the validity of the securities being registered hereunder. Mr. Lanham has acted as General Counsel of the Company, owns shares of Common Stock and is eligible to participate in the Plan pursuant to this Form S-8 Registration Statement, but not on a contingency basis.

As of the date of this registration no other named expert or counsel holds any specified interest or significant equity in the Company.

EcoBlu Products, Inc. - Form S-8

Item 6. Indemnification of Directors and Officers.
Certain Provisions of Colorado Law

The Colorado Business Corporation Act provides that a Colorado corporation may include in its articles of incorporation a provision for indemnifying officers, directors, employees and agents against expenses, including attorney's fees, judgment, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with the suit, action or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable basis to conclude that his or her conduct was unlawful. A Colorado corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that such person was an officer, director, employee or agent of the corporation if such person acted in good faith and in a manner which he or she believed to be in the best interests of the corporation. The Colorado Business Corporation Act also requires a Colorado corporation to indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by the person in connection with the proceeding.

The registrant's Articles of Incorporation do not contain the provisions permitted by the Colorado Business Corporation Act described in the preceding paragraph, although the registrant's bylaws provide that the registrant will indemnify every officer, director, and employee against all liabilities and expenses, except in cases of willful misfeasance or malfeasance in the performance of his duties. The registrant does not maintain any insurance or other contract for the indemnification of the registrant's directors or officers.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Colorado Business Corporation Act requires a corporation to indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by the person in connection with the proceeding.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, WE HAVE BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THIS TYPE OF INDEMNIFICATION IS AGAINST PUBLIC POLICY AND IS, THEREFORE, UNENFORCEABLE.

EcoBlu Products, Inc. - Form S-8

Item 7. Exemption from Registration Claimed. Not Applicable. Item 8. Exhibits. Exhibit Number Description
4	EcoBlu Products, Inc. 2009 Employee and Consultant Stock Plan, dated January 8, 2010.

5	Opinion of Counsel, Randall J. Lanham, Lanham & Associates

23.1	Consent of Certified Public Accountants – Cordovano and Honeck, LLP

23.2	Consent of Randall J. Lanham, Lanham & Associates (included in Exhibit 5)

Item 9. Undertakings

     A. The undersigned registrant hereby undertakes:(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference to this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Company hereby undertakes that for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

EcoBlu Products, Inc. - Form S-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Encinitas, California, on this 8th day of January 2010.

Date: January 14, 2010
By: \s\ Steve Conboy, President Steve Conboy, President Principal Executive Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: January 14, 2010
By: \s\ Steve Conboy, President Steve Conboy, President Principal Executive Officer and Principal Accounting Officer